THE STATE OF NEW HAMPSHIRE
                           INSURANCE DEPARTMENT

                          169 Manchester Street
                    Concord, New Hampshire 03301-5151

                           ORDER OF SUPERVISION

        WHEREAS, The Home Insurance Company ("The Home") has submitted a risk based capital report dated February 28, 1997 (the "RBC Report"), pursuant to RSA 404-F:2; and

        WHEREAS, upon examination by the Department, the RBC Report indicates that a mandatory control level event has occurred within the meaning of RSA 404-F:6 I(a); and

        WHEREAS, the Commissioner has determined that, pursuant to the specific authority granted to him under RSA 404-F:6 II (b) and the general authority granted to him under RSA 400-A:14, this Order of Supervision ("Order") should be issued for the protection of policyholders, claimants and creditors of The Home, and that such Order would be in the public interest; and

        WHEREAS, The Home has notified the Commissioner of its waiver of its right to a hearing pursuant to RSA 400-A:14 I.

        NOW, THEREFORE, The Home is hereby ordered to be placed under the supervision of the Department and the Commissioner upon the following terms and conditions:

        1. For purposes of this Order, the term "The Home" shall be deemed to include The Home and each of its insurance subsidiaries, and any and all directors and officers of The Home and such subsidiaries. To the extent necessary to ensure compliance by The Home Insurance Company with the terms and conditions of this Order, the term "The Home" shall also be deemed to include, (a) any and all controlling persons of The Home, including but not limited to Zurich Home Investments Limited ("ZHIL"). Zurich Insurance Company ("Zurich") and Trygg Hansa AB ("Trygg") and (b) any and all directors and officers of such controlling persons.

        2. The Commissioner shall oversee and supervise The Home for the purpose of continuing and intensifying an economic, actuarial and accounting review of the books, records and affairs fo the Company so as to determine what future actions would be appropriate.

        3. The provisions of the (i) Services Agreement dated as of June 12, 1995, as amended by and among The Home, Risk Enterprise Management Limited ("REM") and the other parties specified therein and (ii) the Consent Order dated June 9, 1995, as amended, by and among The Home, REM, Zurich and ZCI Investments Limited remain in full force and effect except to the extent any such provisions directly conflict with the provisions of this Order in which event the provisions of this Order shall supersede and control.

        4. Consistent with general authority of the Commissioner pursuant to Paragraph 2 hereof, without the prior approval of the Commissioner (as such term is defined in the Consent Order), The Home shall not perform, or permit to be performed, any of the following actions:

        (a) make any single payment to a claimant in excess of $1,000,000, provided that The Home shall not be in violation of this Order if it is unable, in its good faith determination, to obtain such approval prior to making such payment necessitated by a genuine emergency and without materially and adversely affecting The Home;

        (b) other than as set forth in subparagraph (a) make any payment to creditors or any other persons in excess of $500,000;

        (c) make any single payment to cedents or reinsurers in excess of $250,000 or out of the ordinary course of business, or any commutation of any amount with any cedents or reinsurers;

        (d) release any obligation or collateral in excess of $500,000;

        (e) materially change the terms of any contracts, including but not limited to contracts of insurance and reinsur-ance, and leases with a consideration in excess of $500,000 (collectively, "Contracts");

        (f)    enter into any new Contracts;

        (g) engage in any transaction with Home Holdings Inc. REM, ZHIL, Zurich, or Trygg or any subsidiaries, other affiliates or agents or such entities.

        The Home shall make a recommendation with the reasons therefor in writing to obtain the prior approval of the Commissioner as to any of the foregoing actions specified in this Paragraph 4.

        5. Without limiting the general authority of the Commissioner pursuant to Paragraph 2 hereof, the Commissioner shall have the final authority to approve, disapprove or otherwise control (including the power to direct) any and all of the following:

        (a) the initiation, settlement or withdrawal of any action, dispute, arbitration, litigation, or proceeding of any kind involving The Home other than in the ordinary course of business; and

        (b) the location and material terms of all banking, invest-ment, trust, deposit and custodial accounts for assets of The Home, including but not limited to reserves.

        As to each of the foregoing subparagraphs in this Paragraph 5, The Home shall prepare a written report to the Commissioner with a recommendation for approval or disapproval with the reasons therefor.

        6. The budget of The Home shall be subject to review by the Commissioner. The Commissioner shall have the power to direct The Home to institute and maintain such procedures as he deems appropriate in order to assess the reasonableness of any cost allocation or cost sharing arrangement between The Home and any other person, including but not limited to, REM. The budget shall be subject to such modifications as the Commissioner shall direct in writing.

        7. The Commissioner shall have the power to direct, in such manner as he sees fit, The Home to invoke any and all of its rights under amendment number one to the Services Agreement.

        8. The Commissioner shall be provided with (i) the final version and (ii) such draft versions as he shall direct, of any financial, actuarial, litigation, management or economic statement, model, report, or audit prepared by or for The Home. In addition, the Commissioner shall have the power to direct that The Home prepare or cause to be prepared for his review any financial, actuarial, litigation, management or economic statement, analysis, model, report, projection or calculation, or audit that he deems appropriate.

        9. Any and all statements, analyses, models, projections, reports and calculations obtained pursuant to this Order and the Consent Order and all other materials obtained in connection therewith (collectively, "the Information"), are subject to the confidentiality provisions of RSA 400-A:37 VI and 401:B:7 and 404-F:8 I (except for annual and quarterly statements required under RSA 400-A:36), but the Commissioner may, in his sole discretion, share the Information on a confidential basis with such of his employees, consultants and advisors and such other insurance regulatory authorities to the extent he deems appropriate.

        10. This Order shall not be construed to cause any officer, director or employee of The Home or REM to be deemed an employee or agent of the Commissioner or the New Hampshire Insurance Department.

        11. Nothing in this Order shall impede or restrict the right and ability of the Commissioner to take other or further actions in the future as the Commissioner in his sole discretion deems appropriate in light of the financial condition of The Home and its method of conducting its business and other affairs. The Commissioner may delegate any or all of the powers provided in this Order to one or more designees as he shall deem appropriate in his sole discretion. The Commissioner may retain such personnel or consultants as he deems necessary to implement the provisions of this Order.

        12. This Order may be terminated by the Commissioner in his sole discretion at such time as the Commissioner determines the supervision of The Home is no longer necessary or appropriate for the protection of policy holders, claimants, creditors, or is no longer in the public interest.

                             NEW HAMPSHIRE INSURANCE DEPARTMENT


                             By: /s/ Charles N. Blossom
                                Charles N. Blossom
                                Insurance Commissioner

Date:  March 3, 1997